EXHIBIT 10.62

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 19th day of December, 2002 by and among IDT INVESTMENTS, INC., a Nevada corporation (“Assignor”), IDT CORPORATION, a Delaware corporation and the indirect parent company of Assignor (the “Assignee”), and AT&T Corp., a New York corporation.

W I T N E S S E T H:

WHEREAS, Assignor and AT&T are parties to that certain Value Guarantee Agreement, dated October 19, 2001 (the “Value Agreement”);

WHEREAS, Assignee is the indirect parent company of Assignor;

WHEREAS, Assignor desires to assign all of its rights and obligations under the Value Agreement to Assignee;

WHEREAS, pursuant to Section 6 of the Value Agreement, Assignor has the right to assign the Value Agreement to Assignee; and

WHEREAS, Assignee has agreed to assume all of Assignor’s obligations under the Value Agreement in consideration of good and valuable consideration, including shares of common stock of Assignor.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment of Rights. Assignor hereby conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under the Value Agreement.

2. Assumption of Liabilities. Assignee hereby accepts assignment of Assignor’s right, title and interest in, to and under the Value Agreement and assumes and shall timely discharge, perform and satisfy any and all of Assignor’s obligations under the Value Agreement in accordance with and subject to the Value Agreement.

3. Release of Assignor. Effective upon execution of this Agreement, Assignor shall have no further right, title and interest in, to and under the Value Agreement, and AT&T shall not look to Assignor for performance of any of Assignor’s obligations under the Value Agreement.

4. Indemnification by Assignee. Assignee hereby agrees to indemnify and hold harmless Assignor from any costs, expenses and obligations of Assignor assumed by Assignee pursuant to this Agreement.

5. Consideration. In consideration for Assignee’s agreements hereunder, Assignor shall issue to Assignee shares of Class A Common Stock of Assignor with a value of approximately $6.6 million as of the date hereof.

6. Further Assurances. The parties hereto shall execute and deliver any and all additional documents, agreements and instruments that may be necessary or desirable, if any, to effectuate the transactions contemplated hereby.

7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF NEW YORK. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. If any provision of this Agreement is deemed invalid or unenforceable, the parties hereto agree to substitute a mutually agreed upon term and provision that is valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IDT INVESTMENTS, INC.

By:	/S/ ANTHONY S. DAVIDSON
Name:	Anthony S. Davidson
Title:	CFO

IDT CORPORATION

By:	/S/ MOTTI LICHTENSTEIN
Name:	Motti Lichtenstein
Title:	EVP

AT&T CORP.

By:	/S/ RAYMOND E. LIGUORI
Name:	Raymond E. Liguori
Title:	Mergers & Acquisitions Vice-President

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